Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
www.humana.com
news release

For More Information Contact:
Regina Nethery
Humana Investor Relations
502-580-3644
E-mail: Rnethery@humana.com

Dick Brown
Humana Corporate Communications
502-580-3683
E-mail: Dbrown4@humana.com

Humana Completes Offering of $300 million of Senior Notes

LOUISVILLE, KY (August 5, 2003) - Humana Inc. (NYSE: HUM) announced today the completion of a public offering of $300 million of its 6.30 percent Senior Notes, due August 1, 2018, at 99.713 percent of the principal amount ("Senior Notes"). Humana expects to use the net proceeds of this offering as one of various options available for the funding of its short-term financing needs. J.P. Morgan Securities, Inc. and Banc of America Securities, LLC acted as the joint book-running managers for the Senior Notes.

     Contemporaneous with the issuance of the Senior Notes, the company also entered into interest-rate swap agreements ("Swaps") with major financial institutions which also mature on August 1, 2018, and have the same critical terms as the Senior Notes. The Swaps have the effect of converting the 6.30 percent fixed interest rate on the Senior Notes to a variable interest rate.

     While the issuance of the Senior Notes further strengthens the company's investment-grade capital structure and corporate liquidity over the next 15 years, the Swaps are expected to assure that the incremental net interest expense will not exceed $.01 in diluted earnings per common share over the next 12 months. The company's earnings guidance issued on July 28, 2003 includes the anticipated impact of this incremental interest expense.

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     This news release contains forward-looking statements. The forward-looking statements made in the news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the following documents, as filed by Humana with the Securities and Exchange Commission:

  Form 10-K for the year ended December 31, 2002;
  Form 10-Qs for the quarters ended March 31, 2003 and June 30, 2003.

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     Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 6.6 million medical members located primarily in 18 states and Puerto Rico. Humana offers coordinated health insurance coverage and related services - through traditional and Internet-based plans - to employer groups, government-sponsored plans, and individuals.

     More information regarding Humana is available via the Internet at www.humana.com, including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings press releases;
  Audio archive of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned participation in investor conferences).